UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2011

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13449	94-2665054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Technology Drive, Suite 800, San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

408-944-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On June 13, 2011, Quantum Corporation, a Delaware corporation (“Quantum”), Pancetera Software, Inc., a Delaware corporation (“Pancetera”), Quarry Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Henrik Rosendahl as the stockholder representative (the “Representative”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the acquisition of Pancetera by Quantum by means of a merger whereby the Merger Sub would merge with and into Pancetera (the “Merger”). The Merger became effective on June 13, 2011. As a result of the Merger, Pancetera became a wholly-owned subsidiary of Quantum.

Effect of Merger on Pancetera Capital Stock, Stock Options and Restricted Stock

Pursuant to the Merger Agreement, Quantum paid approximately $12.0 million of aggregate merger consideration, comprised of approximately $8.4 million in cash and $3.6 million in Quantum common stock, in exchange for (a) all outstanding shares of capital stock of Pancetera and (b) the assumption by Quantum of all of Pancetera’s outstanding unvested stock options based on an option exchange ratio specified in the Merger Agreement. The number of shares of common stock to be issued in the Merger was determined based on the average of the closing sales prices for Quantum common stock on the New York Stock Exchange for the ten most recent consecutive trading days ending on the fifth trading day immediately prior to the closing of the Merger, which was $3.09 per share.

Each of Pancetera’s restricted shares outstanding immediately prior to the effective time of the Merger was converted into the right to receive the same cash and stock consideration as other Pancetera stockholders, subject to any forfeiture provisions applicable to such securities.

Representations, Warranties, Covenants, Indemnification and Closing Conditions

The Merger Agreement contains customary representations, warranties and covenants of Pancetera, Quantum and Merger Sub as well as indemnification obligations by the Pancetera stockholders in the event of a breach of such representations, warranties and covenants. The Merger Agreement also contains customary closing conditions.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed as an exhibit to the Company’s next Form 10-Q. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Quantum, Pancetera or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Quantum’s public disclosures.

Item 8.01 Other Information

On June 14, 2011, Quantum issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits	Description
	99.1	Press release, dated June 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

By:	/s/ Shawn D. Hall
Shawn D. Hall Senior Vice President, General Counsel and Secretary

Dated:    June 14, 2011

EXHIBIT INDEX

Exhibits	Description
99.1	Press Release, dated June 14, 2011